Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Elbit Systems Ltd. on Forms S-8 (File Nos. 333-9354 and 333-139512) of our report dated February 25, 2008 with respect to the balance sheet of Tadiran Spectralink Ltd. as of December 31, 2007 and the related statements of operations, changes in shareholders’ equity and cash flows for each of the two years in the two-year period ended December 31, 2007, which report is included in this Annual Report of Elbit Systems Ltd. on Form 20-F for the year ended December 31, 2008.

By:	/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
A member firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel,

March 12, 2009